ANDERSEN, ANDERSEN & STRONG, L.C  941 East 3300 South, Suite 202
Salt Lake City, Utah 84106


Securities and Exchange Commission
Washington D.C.

We have been furnished with a copy of the response to Item 4 of the Form 8-K for the event that occurred on October 27, 2000 filed by our former client, Thin Film Battery, Inc. We agree with the statements made in response to that item insofar as they relate to our firm.


Sincerely,


/s/ Andersen Andersen & Strong
October 27, 2000